Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-62573 and 333-102551), Form S-3 (File No. 333-18613, 333-70773 and 333-46721) and Form SB-2 (File No. 333-115221) of Viseon, Inc. and subsidiaries of our report dated September 8, 2004 included in Form 10-KSB for the year ended June 30, 2004.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
September 28, 2004